UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: February 7, 2008): February 12, 2008

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-31410	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road
Mississauga, Ontario, Canada
5519 West Idlewild Avenue, Suite 100	L4V 1H6
Tampa, Florida, United States	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; compensatory Arrangements of Certain Officers.

On February 12, 2008, Cott Corporation (the “Company”) issued a press release announcing that effective on February 7, 2008, the Company appointed Graham W. Savage to its Board of Directors in accordance with the provisions of the Company’s articles of amalgamation. Mr. Savage is expected to be appointed to the Audit Committee.

Mr. Savage is the Chairman of Callisto Capital LP, a Toronto-based private equity firm with a focus on creating value and success through partnerships with high-potential enterprises in Canada. Between 1975 and 1996, Mr. Savage was with Rogers Communications Inc. in various positions culminating in being appointed the Senior Vice President, Finance and Chief Financial Officer, a position he held for seven years. In addition to Callisto Capital LP, Mr. Savage also serves on the Boards of Sun-Times Media Group, Inc. and Canadian Tire Corporation. He has also served on the boards of many other well-known companies.

As a director of the Company, Mr. Savage is entitled to receive an annual cash retainer of $[48,000] [Canadian?]. He will also be reimbursed for certain business expenses, including his travel expenses in connection with board meeting attendance. He will also be entitled to participate in the Company’s Share Plan for Non-Employee Directors, which allows directors who are neither employees nor full-time officers of the Company to elect to receive their fees in the form of the Company’s common shares.

There is no arrangement or understanding between Mr. Savage and any other person(s) pursuant to which he was selected as a director. There have been no transactions since the beginning of the Company’s last fiscal year, nor is there any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Gibbons had or will have a direct or indirect material interest.

A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press release dated February 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: February 12, 2008	By:	/s/ Juan Figuereo
Juan Figuereo
Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press release dated February 12, 2008.